CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges	EXHIBIT 12 (i)

			2009		2008	Year Ended December 31,

		Earnings: ($000)	3 Months Ended Mar 31	12 Months Ended Mar 31	3 Months Ended Mar 31	2008	2007	2006	2005	2004

A.		Net income from Continuing Operations	$23,121	$38,901	$19,301	$35,081	$42,636	$43,084	$44,291	$42,423
B.		Preferred Stock Dividends	242	970	242	970	970	970	970	970
C.		Federal and State Income Tax	14,533	24,425	11,937	21,829	21,898	23,769	25,819	31,256
	Less	Income from Equity Investments	230	529	269	568	1,895	1,810	1,456	922
	Plus	Cash Distribution from Equity Investments	689	2,735	417	2,463	3,427	1,315	1,833	1,776

D.		Earnings before Income Taxes and Equity Inv.	$38,355	$66,502	$31,628	$59,775	$67,036	$67,328	$71,457	$75,503

E.		Fixed Charges
		Interest on Other-Long-Term Debt	4,780	20,209	5,089	20,518	18,653	16,425	13,826	11,488
		Other Interest	1,289	5,141	1,202	5,054	4,379	3,622	2,577	5,517
		Interest Portion of Rents(1)	315	1,185	350	1,220	1,278	1,112	1,077	1,192
		Amortization of Premium & Expense on Debt	244	982	244	982	963	991	1,043	1,066
		Preferred Stock Dividends Requirements of Central Hudson	377	1,533	372	1,525	1,423	1,415	1,458	1,594

		Total Fixed Charges	$7,005	$29,050	$7,257	$29,299	$26,696	$23,565	$19,981	$20,857

	Less	Preferred Stock Dividends Requirements of Central Hudson	377	1,533	372	1,525	1,423	1,415	1,458	1,594

F.		Total Earnings	$44,983	$94,019	$38,513	$87,549	$92,309	$89,478	$89,980	$94,766

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(32)	(127)	(32)	(127)	(127)	(127)	(127)	(127)

I.		Net Subject to Gross-Up	210	843	210	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.642	1.668	1.618	1.658	1.537	1.528	1.579	1.740

K.		Preferred Dividend (Pre-tax) (I x J)	345	1,406	340	1,398	1,296	1,288	1,331	1,467
L.		Plus Allowable Dividend Deduction	32	127	32	127	127	127	127	127

M.		Preferred Dividend Factor	$377	1,533	$372	$1,525	$1,423	$1,415	$1,458	$1,594

N.		Ratio of Earnings to Fixed Charges (F/E)	6.4	3.2	5.3	3.0	3.5	3.8	4.5	4.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Fixed Charges and Preferred Dividends	EXHIBIT 12 (i) (i)

		2009		2008	Year Ended December 31,

	Earnings: ($000)	3 Months Ended Mar 31	12 Months Ended Mar 31	3 Months Ended Mar 31	2008	2007	2006	2005	2004

A.	Net income	$12,593	$28,084	$11,747	$27,238	$33,436	$34,871	$35,635	$38,648
B.	Federal and State Income Tax	8,806	19,817	8,262	19,273	20,326	21,528	23,936	28,426

C.	Earnings before Income Taxes	$21,399	$47,901	$20,009	$46,511	$53,762	$56,399	$59,571	$67,074

D.	Fixed Charges
	Interest on Other-Long-Term Debt	4,780	20,209	5,089	20,518	18,653	16,425	13,826	11,488
	Other Interest	1,220	4,701	1,014	4,495	4,378	3,622	2,577	5,517
	Interest Portion of Rents(1)	209	752	245	788	898	818	835	954
	Amortization of Premium & Expense on Debt	244	982	244	982	963	991	1,043	1,066

	Total Fixed Charges	$6,453	$26,644	$6,592	$26,783	$24,892	$21,856	$18,281	$19,025

E.	Total Earnings	$27,852	$74,545	$26,601	$73,294	$78,654	$78,255	$77,852	$86,099

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(32)	(127)	(32)	(127)	(127)	(127)	(127)	(127)

H.	Net Subject to Gross-Up	210	843	210	843	843	843	843	843
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.699	1.706	1.703	1.708	1.608	1.617	1.672	1.736

J.	Preferred Dividend (Pre-tax) (H x I)	357	1,438	358	1,440	1,356	1,363	1,409	1,463
K.	Plus Allowable Dividend Deduction	32	127	32	127	127	127	127	127

L.	Preferred Dividend Factor	389	1,565	390	1,567	1,483	1,490	1,536	1,590
M.	Fixed Charges (D)	6,453	26,644	6,592	26,783	24,892	21,856	18,281	19,025

N.	Total Fixed Charges and Preferred Dividends	$6,842	$28,209	$6,982	$28,350	$26,375	$23,346	$19,817	$20,615

O.	Ratio of Earnings to Fixed Charges (E/D)	4.3	2.8	4.0	2.7	3.2	3.6	4.3	4.5

P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	4.1	2.6	3.8	2.6	3.0	3.4	3.9	4.2

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.